EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-122212 on Form S-3 of our reports dated March 10, 2005, relating to the financial statements and financial statement schedule of Immersion Corporation, and to management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of Immersion Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

March 10, 2005